File No. 70-8975

               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                            FORM U-1/A
                         AMENDMENT NO. 1

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                           DECLARATION
                              under
           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

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                    National Fuel Gas Company
                      10 Lafayette Square
                      Buffalo, NY  14203

             (Name of company filing this statement
           and address of principal executive offices)

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                    NATIONAL FUEL GAS COMPANY

            (Name of top registered holding company)

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P.C. Ackerman                         A.M. Cellino
Senior Vice President                 Secretary
National Fuel Gas Company             National Fuel Gas Company
10 Lafayette Square                   365 Mineral Springs Road
Buffalo, NY  14203                    Buffalo, NY  14210

           (Names and addresses of agents for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Kyle G. Storie, Esq.                  Curtis W. Lee, Esq.
National Fuel Gas Company             National Fuel Gas Company
10 Lafayette Square                   10 Lafayette Square
Buffalo, NY 14203                     Buffalo, NY 14203


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         The sixth paragraph of Item 1.  Description of Proposed  Transaction is
hereby amended by replacing both references to "1,800,000" with "1,900,000".

                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                  NATIONAL FUEL GAS COMPANY



                                  By /s/P. C. Ackerman
                                     P. C. Ackerman
                                     Senior Vice President



Dated:  December 13, 1996